Exhibit 99.1

FOR IMMEDIATE RELEASE

Mercury Computer Systems Reports Third Quarter FY08 Results

Revenues grow to $56.5 million, with a positive book-to-bill ratio of 1.15,

GAAP losses per share of $0.26, and non-GAAP earnings per share of $0.04;

operating cash flow of $9.6 million

CHELMSFORD, Mass. – April 23, 2008 – Mercury Computer Systems, Inc. (NASDAQ: MRCY) reported results for its third quarter of fiscal 2008, which ended March 31, 2008.

Third quarter revenues were $56.5 million, up 7% from second quarter revenues of $52.6 million. The book-to-bill ratio was 1.15 for the quarter.

Third quarter GAAP operating losses were $7.0 million. Third quarter GAAP net losses were $5.6 million. GAAP diluted losses per share were $0.26 for the third quarter. GAAP operating losses include $7.0 million in charges, consisting of $3.2 million in stock-based compensation costs, $1.8 million in amortization of acquired intangible assets, a $0.8 million inventory writedown, and $1.2 million in restructuring costs. Excluding the impact of these charges, third quarter non-GAAP operating income was breakeven. Third quarter non-GAAP net income was $1.0 million. Non-GAAP diluted earnings per share were $0.04 for the third quarter.

Cash flows from operating activities were a net inflow of $9.6 million in the third quarter. Cash, cash equivalents, and marketable securities as of March 31, 2008 were $162.1 million.

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Mercury Computer Systems Reports Third Quarter Results for Fiscal 2008                                                                     Page 2

The Company’s total backlog at the end of the third quarter was $98.0 million, an $8.4 million sequential increase from the second quarter of the fiscal year. Of the current total backlog, $90.7 million represents shipments scheduled over the next 12 months.

“I’m pleased to report that we’ve made progress in strengthening and growing the core defense business in ACS, which performed well this quarter,” said Mark Aslett, President and Chief Executive Officer of Mercury Computer Systems, Inc. “Also, by addressing certain elements of our portfolio of businesses, we have laid the groundwork to take costs out of the model, focus operations, and increase our cash balance.”

Advanced Computing Solutions (ACS) — Revenues for the third quarter from ACS were $50.3 million, up $3.6 million or 8% from the second quarter, and now represent 89% of the Company’s total revenues. Approximately 70% of ACS’s revenues related to defense, compared to approximately 56% in the same quarter last year.

Visage Imaging (Visage) — Revenues for the third quarter for Mercury’s wholly owned subsidiary were $2.9 million, a slight decline of $0.1 million from the second quarter of the fiscal year.

Other — Combined revenues from Mercury’s other business segments totaled $3.3 million.

Business Outlook

This section presents our current expectations and estimates, given current visibility, on our business outlook for the upcoming fiscal quarter and the fiscal year. It is possible that actual performance will differ materially from the estimates given – either on the upside or on the downside. Investors should consider all of the risks, including those listed in the Safe Harbor Statement below, with respect to these estimates, and make themselves aware of the risk factors that may impact the Company’s actual performance.

For the fourth quarter of fiscal year 2008, revenues are currently expected to be in the range of approximately $53 to $56 million. The Company currently expects fourth quarter fiscal 2008 GAAP losses per share to be in the range of a loss of $0.30 to a loss of $0.22.

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Mercury Computer Systems Reports Third Quarter Results for Fiscal 2008                                                                     Page 3

Excluding the impact of stock-based compensation costs, amortization of acquired intangible assets, and restructuring and impairment costs, fourth quarter fiscal year 2008 non-GAAP per share estimates are currently expected to be in the range of a loss of $0.05 to earnings of $0.01.

For the full year, the Company currently expects revenues to be in the range of approximately $211 to $214 million, increasing the bottom end of the range from the previously guided $209 million to $214 million. The Company currently expects fiscal year 2008 GAAP losses per share to be in the range of a loss of $0.99 to a loss of $0.91. Excluding the impact of stock-based compensation costs, amortization of acquired intangible assets, the inventory writedown, and restructuring and impairment costs, fiscal year 2008 non-GAAP earnings per share are currently expected to be in the range of $0.12 to $0.18.

“In the near term, we expect to continue improving the underlying operations of the business and generating cash flow from operations,” Mr. Aslett said. “We will also continue to seek opportunities to focus the business and rationalize our portfolio. At the same time, we expect to develop and launch new products in ACS that will support future growth. These initiatives are longer-term efforts, where progress will be made incrementally, quarter by quarter, by consistently improving execution.”

Third Quarter Highlights

February – Mercury announced three new additions to its management team: Alex Van Adzin as Vice President and General Counsel, Leon Woo as Vice President of Engineering for ACS, and Stephen Anderson as Vice President of Product Operations for ACS. Mr. Van Adzin leads the overall direction and management of Mercury’s legal affairs and is responsible for a broad range of corporate, legal, and regulatory functions essential to supporting Mercury’s success. Messrs. Woo and Anderson, who previously worked together for 17+ years, are tasked with bringing an aligned understanding of engineering, supply chain and product management that will firmly support the Company’s product strategy going forward.

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Mercury Computer Systems Reports Third Quarter Results for Fiscal 2008                                                                     Page 4

February – Mercury announced its VS6-210 P.A. Semi Dual Dual-Core VXS Module. As the best in class for size, weight and power, the VS6-210 employs industry-standard technologies and an open software environment specifically architected for high-performance multicomputing sensor applications including radar, sonar, communications, and imaging. The P.A. Semi device delivers high performance with low power consumption; depending upon the application, three to four times less power consumption than similar high-performance microprocessor platforms.

February – Mercury announced its Dual Cell-Based System 2 (DCBS-2) and new-generation MultiCore Plus™ SDK (Software Development Kit). The new multicore hardware and software offerings provide dramatic performance and productivity gains for wafer and mask inspection, beam writers, EDA (electronic design automation), computational lithography, aerospace and defense applications, and more. The DCBS-2 employs two Cell Broadband Engine™ (BE) processors to boost applications that demand a low acoustic signature in combination with the added density of the 1U form factor. The MultiCore Plus SDK is a cost-effective, seamless package of software development tools and libraries within a comprehensive programming framework that is specially designed for next-generation multicore processors such as the Cell BE processor.

March – Mercury received a $2.5 million contract award from U.S. Army Ft. Monmouth’s CECOM in New Jersey for development and demonstration of a testbed to support the Joint Counter Radio-Controlled Improvised Explosive Device Electronic Warfare (JCREW) program. The testbed will be used by the U.S. Government to develop and test advanced open-architecture technology for counter-IED (improvised explosive device) systems development. Mercury also announced a related agreement with ITT Electronic Systems, a leading supplier of information and electronic warfare (EW) technologies, systems, and services that enable mission success and survivability for a broad range of military aircraft. Through collaboration with ITT’s Electronic Warfare Systems business, the strengths of each organization shall be leveraged to demonstrate algorithm component portability for the JCREW testbed architecture, which is an important element of the R&D objectives of the program.

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Mercury Computer Systems Reports Third Quarter Results for Fiscal 2008                                                                     Page 5

March – Mercury Federal Systems, Inc., a wholly owned Mercury subsidiary that offers consulting and software engineering services to the government, showcased its edge computational capabilities for C4ISR (Command, Control, Communications, Computers, Intelligence, Surveillance and Reconnaissance) systems, at the Navy League Sea-Air-Space Exposition in Washington, DC. Mercury Federal Systems was also named an Industrial Partner of COEUT, the Center of Excellence in Undersea Technology. COEUT’s mission is to perform basic and applied research focused on the design, development, testing, and implementation of a wide variety of undersea technologies that support both military and civilian applications such as ocean and sea floor monitoring; underwater communication, detection and classification systems; and virtual ocean simulators.

April – Mercury announced two design wins in radar and image processing applications in sensor computing. For next-generation radar on the go, Mercury is working with a leading defense prime contractor to integrate a ruggedized, conduction-cooled RACE++® Mercury multicomputer to operate as the radar processor for an airborne platform with significant environmental constraints. For precision approach and landing capability in military aircraft, Mercury is providing high-speed computation with the Momentum™ Series VPA-200 single-board computer. The VPA-200 will be integrated into a GPS to enable aircraft to land on any sufficient land- or sea-based surface during adverse weather or terrain conditions such as a low ceiling, cross winds, extreme precipitation, poor visibility, and widespread surface debris.

April – Mercury was awarded design wins by two global technology companies that specialize in information systems and solutions for security applications. Mercury supplied the Momentum Series VLA-150 UltraSPARC® IIi+ Single-Board Computer, as well as obtained inventory of UltraSPARC IIi+ processors, for a long-standing defense customer. As a result, Mercury has helped the customer to sustain a leading reconnaissance program that deploys UAVs, and avoid a premature technology refresh. Also, a leading provider of inspection solutions turned to Mercury to gain a competitive edge for its scanning system. Mercury provided a Cell BE processor-based solution that combined a customized algorithm, the MultiCore Framework software, and

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Mercury Computer Systems Reports Third Quarter Results for Fiscal 2008                                                                     Page 6

professional services. As a result, the customer achieved a 5x performance increase and enhanced image scans.

Conference Call Information

Mercury will host a conference call on Wednesday, April 23, 2008 at 5:00 p.m. EDT to discuss the third quarter fiscal 2008 results and to review the financial and business outlook for the remainder of the year.

To listen to the conference call, dial (888) 215-6995 in the USA and Canada, and (913) 312-0855 for all other countries. The conference code number is 2418735. Please call five to ten minutes prior to the scheduled start time. This call will also be broadcast live over the web at www.mc.com/investor under Financial Events.

A replay of the call by telephone will be available from approximately 8:00 p.m. EDT on Wednesday, April 23 through 12:00 a.m. EDT on Friday, May 2. To access the replay, dial (888) 203-1112 in the USA and Canada, and (719) 457-0820 for all other countries. Enter access code 2418735. A replay of the webcast of the call will be available for an extended period of time on the Financial Events page of the Company’s website at www.mc.com/investor.

Use of Non-GAAP (Generally Accepted Accounting Principles) Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures adjusted to exclude certain non-cash and other specified charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future. However, the presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for financial information provided in accordance with GAAP. Management believes these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends, and management uses these measures along with their corresponding GAAP financial measures to manage the Company’s business, to evaluate its performance compared to prior periods and the marketplace, and to establish operational goals. A reconciliation of GAAP to non-GAAP financial results discussed in this press release is contained in the attached exhibits.

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Mercury Computer Systems Reports Third Quarter Results for Fiscal 2008                                                                     Page 7

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to the Company’s strategic plans, rationalization of its business portfolio, its business outlook, and its fiscal 2008 business performance and beyond. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, including unforeseen weakness in the Company’s markets, effects of continued geopolitical unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, continued funding of defense programs and the timing of such funding, changes in the U.S. Government’s interpretation of federal procurement rules and regulations, market acceptance of the Company’s products, shortages in components, production delays due to performance quality issues with outsourced components, inability to fully realize the expected benefits from acquisitions or delays in realizing such benefits, challenges in integrating acquired businesses and achieving anticipated synergies, inability to identify opportunities to rationalize the Company’s business portfolio in a timely manner or at all, and difficulties in retaining key customers. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2007. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

Mercury Computer Systems, Inc. – Where Challenges Drive Innovation

Mercury Computer Systems (www.mc.com) provides specialized, high-performance computing systems and software designed for complex HPC and embedded applications in a range of industries that include aerospace and defense, telecommunications, medical imaging, semiconductor, EDA, and more.

Our products blend unmatched expertise in algorithm optimization and silicon design with software application knowledge and industry-standard technologies. Mercury’s comprehensive, purpose-built solutions capture, process, and present data for the world’s largest medical imaging companies, 8 of the 10 top defense prime contractors, and other leading Fortune 500 and mid-market companies in semiconductor, energy, telecommunications, and other industries. Our dedication to performance excellence and collaborative innovation continues a 25-year history in enabling customers to gain the competitive advantage they need to stay at the forefront of the markets they serve.

Mercury is based in Chelmsford, Massachusetts, and serves customers worldwide through a broad network of direct sales offices, subsidiaries, and distributors. We are listed on the Nasdaq Global Select Market (NASDAQ: MRCY).

# # #

Contacts:

Mark Aslett, President and Chief Executive Officer

978-967-1776 / maslett@mc.com

Robert Hult, SVP, Chief Financial Officer

978-967-1990 / rhult@mc.com

Cell Broadband Engine is a trademark of Sony Computer Entertainment Inc. Momentum, MultiCore Plus, RACE++, Visage, and Visage Imaging are trademarks of Mercury Computer Systems, Inc. Other product and company names mentioned may be trademarks and/or registered trademarks of their respective holders.

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MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2008	June 30, 2007
Assets
Current assets:
Cash and cash equivalents	$113,994	$51,293
Marketable securities	—	72,482
Accounts receivable, net	37,958	36,203
Inventory	28,848	22,410
Deferred tax assets, net	361	1,637
Prepaid expenses and other current assets	6,059	9,726

Total current assets	187,220	193,751
Marketable securities	48,147	33,350
Property and equipment, net	11,233	14,764
Goodwill	99,868	94,622
Acquired intangible assets, net	9,554	14,526
Deferred tax assets, net	471	2,085
Other non-current assets	5,959	7,167

Total assets	$362,452	$360,265

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,062	$14,659
Accrued expenses	9,534	14,221
Accrued compensation	12,317	9,403
Notes payable and current capital lease obligation	106	140
Income taxes payable	2,182	1,273
Deferred revenues and customer advances	19,838	13,375

Total current liabilities	57,039	53,071
Notes payable and non-current capital lease obligation	125,029	125,083
Accrued compensation	1,735	1,918
Deferred tax liabilities	482	392
Deferred gain on sale-leaseback	9,316	10,184
Other long-term liabilities	1,419	960

Total liabilities	195,020	191,608
Shareholders’ equity:
Common stock	217	214
Additional paid-in capital	99,371	89,332
Retained earnings	60,954	75,988
Accumulated other comprehensive income	6,890	3,123

Total shareholders’ equity	167,432	168,657

Total liabilities and shareholders’ equity	$362,452	$360,265

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007
Net revenues	$56,514	$57,347	$158,338	$164,214
Cost of revenues (1)	24,031	25,794	62,851	72,990

Gross profit	32,483	31,553	95,487	91,224
Operating expenses:
Selling, general and administrative (1)	21,889	22,192	62,878	65,815
Research and development (1)	14,495	15,973	41,738	45,557
Amortization of acquired intangible assets	1,842	1,876	5,473	5,425
In-process research and development	—	—	—	3,060
Impairment of long-lived assets (2)	—	—	—	79
Restructuring	1,232	43	1,478	1,020

Total operating expenses	39,458	40,084	111,567	120,956

Loss from operations	(6,975)	(8,531)	(16,080)	(29,732)
Interest income	1,545	1,542	5,768	4,941
Interest expense	(839)	(846)	(2,524)	(3,394)
Other income, net	604	(228)	1,006	2,395

Loss before income taxes	(5,665)	(8,063)	(11,830)	(25,790)
Income tax (benefit) provision	(26)	(2,649)	3,204	(7,688)

Net loss	$(5,639)	$(5,414)	$(15,034)	$(18,102)

Net loss per share:
Basic	$(0.26)	$(0.25)	$(0.70)	$(0.85)

Diluted	$(0.26)	$(0.25)	$(0.70)	$(0.85)

Weighted average shares outstanding:
Basic	21,689	21,255	21,590	21,185

Diluted	21,689	21,255	21,590	21,185

(1) Includes stock-based compensation expense, which was allocated as follows:
Cost of revenues	$245	$164	$528	$215
Selling, general and administrative	$2,178	$1,992	$6,767	$6,127
Research and development	$735	$550	$2,117	$1,678
(2) Impairment of long-lived assets consists of:
Impairment of non-compete agreement	$—	$—	$—	$79

MERCURY COMPUTER SYSTEMS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007
Cash flows from operating activities:
Net loss	$(5,639)	$(5,414)	$(15,034)	$(18,102)
Depreciation and amortization	4,254	4,728	12,132	13,667
In-process research and development	—	—	—	3,060
Other and non-cash items, net	4,002	953	11,972	3,867
Changes in operating assets and liabilities	6,973	(6,879)	2,191	(19,850)

Net cash provided by (used in) operating activities	9,590	(6,612)	11,261	(17,358)

Cash flows from investing activities:
Sales of marketable securities, net	33,601	19,667	55,549	39,570
Purchases of property and equipment, net	(1,282)	(2,221)	(3,016)	(6,297)
Acquisitions, net of cash acquired, and acquired intangible assets	—	—	(2,400)	(1,612)
Redemption of insurance policies	—	—	324	—

Net cash provided by investing activities	32,319	17,446	50,457	31,661

Cash flows from financing activities:
Proceeds from employee stock option and purchase plans	1	25	1,146	1,083
Repurchases of common stock	(167)	(271)	(516)	(340)
Payments of principal under notes payable and capital leases, net	(30)	226	(91)	(10,478)
Gross tax windfall from stock-based compensation	—	17	226	63

Net cash (used in) provided by financing activities	(196)	(3)	765	(9,672)

Effect of exchange rate changes on cash and cash equivalents	(103)	185	218	138

Net increase in cash and cash equivalents	41,610	11,016	62,701	4,769
Cash and cash equivalents at beginning of period	72,384	16,736	51,293	22,983

Cash and cash equivalents at end of period	$113,994	$27,752	$113,994	$27,752

UNAUDITED SUPPLEMENTAL INFORMATION – RECONCILIATION OF GAAP TO NON-GAAP

The Company provides non-GAAP operating income (losses), non-GAAP net income (losses), and non-GAAP basic and diluted earnings (losses) per share as supplemental measures to GAAP regarding the Company’s operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP. The adjustments to these non-GAAP financial measures, and the basis for such adjustments, are outlined below:

Stock-based compensation expense. The Company incurs expense related to stock-based compensation included in its GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense of the Company and viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of the Company’s shares, risk-free interest rates and the expected term and forfeiture rates of the awards. In accordance with SFAS No. 123R, stock-based compensation expense is calculated as of the grant date of each stock-based award, and generally cannot be changed or influenced by management after the grant date. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent with periods prior to the Company’s adoption of SFAS No. 123R, and allows comparisons of the Company’s operating results to those of other companies, both public, private or foreign, that either are not required to adopt SFAS No. 123R, or disclose non-GAAP financial measures that exclude stock-based compensation.

Amortization of acquired intangible assets. The Company incurs amortization of intangibles related to various acquisitions it has made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly-acquired and long-held businesses.

In-process research and development. The Company incurs in-process research and development expenses when technological feasibility for acquired technology has not been established at the acquisition date and no future alternative use for such technology exists. These costs do not relate to the Company’s ongoing operations and generally cannot be changed or influenced by management at the time of or after the acquisition. Management believes that exclusion of these expenses allows comparisons of operating results that are consistent over time for both our newly-acquired and long-held businesses.

Impairment of acquired intangible assets in business combinations. The Company incurs impairment charges of acquired intangible assets in business combinations, such as a non-compete agreement, based on events that may or may not be within the control of management. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this expense allows comparisons of operating results that are consistent across past, present and future periods.

Inventory writedown. The Company incurred a significant inventory writedown in the third quarter of fiscal 2008, resulting from the closure of one of our businesses. Management believes this item was outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this writedown allows comparisons of operating results that are consistent across past, present and future periods.

Restructuring. The Company incurs restructuring charges in connection with management’s decisions to undertake certain actions to realign operating expenses through workforce reductions and the closure of certain Company facilities, businesses and product lines. Management believes this item is outside the normal operations of the Company’s business and is not indicative of ongoing operating results, and that exclusion of this expense allows comparisons of operating results that are consistent across past, present and future periods.

Adjustments for related tax impact. Finally, for purposes of calculating non-GAAP net income (losses) and non-GAAP basic and diluted earnings (losses) per share, management adjusts the (benefit) provision for income taxes to tax effect the non-GAAP adjustments described above as they have a significant impact on the Company’s income tax (benefit) provision.

Management excludes the above-described expenses and their related tax impact from its internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to the Company’s board of directors, determining the portion of bonus compensation for executive officers and other key employees based on operating performance, evaluating short-term and long-term operating trends in the Company’s operations, and allocating resources to various initiatives and operational requirements. The Company believes that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making.

These non-GAAP financial measures have not been prepared in accordance with GAAP, and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The Company expects to continue to incur expenses similar to the non-GAAP financial adjustments described above, and investors should not infer from the Company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following tables reconcile the non-GAAP financial measures to their most directly comparable GAAP financial measures.

(in thousands, except per share data)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007
Loss from operations	$(6,975)	$(8,531)	$(16,080)	$(29,732)
Stock-based compensation	3,158	2,706	9,412	8,020
Amortization of acquired intangible assets	1,842	1,876	5,473	5,425
In-process research and development	—	—	—	3,060
Impairment of non-compete agreement	—	—	—	79
Restructuring	1,232	43	1,478	1,020
Inventory writedown	792	—	792	—

Non-GAAP income (loss) from operations	$49	$(3,906)	$1,075	$(12,128)

	Three months ended March 31,		Nine months ended March 31,
	2008	2007	2008	2007
Net loss	$(5,639)	$(5,414)	$(15,034)	$(18,102)
Stock-based compensation	3,158	2,706	9,412	8,020
Amortization of acquired intangible assets	1,842	1,876	5,473	5,425
In-process research and development	—	—	—	3,060
Impairment of non-compete agreement	—	—	—	79
Restructuring	1,232	43	1,478	1,020
Inventory writedown	792	—	792	—
Tax impact of excluding the above items	(434)	(1,617)	1,607	(5,232)

Non-GAAP net income (loss)	$951	$(2,406)	$3,728	$(5,730)

Non-GAAP net income (loss) per share:
Basic	$0.04	$(0.11)	$0.17	$(0.27)

Diluted	$0.04	$(0.11)	$0.17	$(0.27)

Non-GAAP weighted average shares outstanding:
Basic	21,689	21,255	21,590	21,185

Diluted (1)	22,038	21,255	21,948	21,185

(1)	When calculating diluted earnings per share, convertible debt must be assumed to have converted if the effect on EPS would be dilutive. Assuming a 30% tax rate, dilution occurs when net income is $3.0 million per quarter. Accordingly, for non-GAAP net income (loss) per share for the three months and nine months ended March 31, 2008 and March 31, 2007, diluted shares exclude the conversion of the convertible debt as the effect would be anti-dilutive.

MERCURY COMPUTER SYSTEMS, INC.

RECONCILIATION OF FORWARD-LOOKING GUIDANCE RANGE

Year ending June 30, 2008

	RANGE
	(Loss) Income Per Share - Diluted	(Loss) Income Per Share - Diluted
GAAP expectation	$(0.99)	$(0.91)
Adjustment to exclude stock-based compensation	0.56	0.56
Adjustment to exclude amortization of acquired intangible assets	0.34	0.34
Adjustment to exclude restructuring and impairment	0.13	0.13
Adjustment for inventory writedown	0.04	0.04
Adjustment for tax impact	0.04	0.02

Non-GAAP expectation	$0.12	$0.18

RECONCILIATION OF FORWARD-LOOKING GUIDANCE
Quarter ending June 30, 2008

	Loss Per Share - Diluted	(Loss) Income Per Share - Diluted
GAAP expectation	$(0.30)	$(0.22)
Adjustment to exclude stock-based compensation	0.13	0.13
Adjustment to exclude amortization of acquired intangible assets	0.08	0.08
Adjustment to exclude restructuring and impairment	0.06	0.06
Adjustment for tax impact	(0.02)	(0.04)

Non-GAAP expectation	$(0.05)	$0.01